Exhibit 8.1

List of Grindrod Shipping Holdings Ltd. Subsidiaries(1)

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Comshipco Schiffahrtsagentur GmBH	Germany

Grindrod Maritime LLC (formerly known as York Maritime Holdings. V. LLC)	Marshall Islands

Grindrod Shipping Pte. Ltd.	Singapore

Grindrod Shipping Services UK Limited	United Kingdom

Grindrod Shipping (South Africa) (Pty) Ltd	South Africa

IM Shipping Pte. Ltd.	Singapore

IVS Bulk Carriers Pte. Ltd.	Singapore

IVS Bulk 462 Pte. Ltd.	Singapore

IVS Bulk 475 Pte. Ltd.	Singapore

IVS Bulk 511 Pte. Ltd.	Singapore

IVS Bulk 512 Pte. Ltd.	Singapore

IVS Bulk 603 Pte. Ltd.	Singapore

IVS Bulk 609 Pte. Ltd.	Singapore

IVS Bulk 611 Pte. Ltd.	Singapore

IVS Bulk 612 Pte. Ltd.	Singapore

IVS Bulk 707 Pte. Ltd.	Singapore

IVS Bulk 3708 Pte. Ltd.	Singapore

IVS Bulk 3720 Pte. Ltd.	Singapore

Unicorn Atlantic Pte. Ltd.	Singapore

Unicorn Baltic Pte. Ltd.	Singapore

Unicorn Caspian Pte. Ltd.	Singapore

Unicorn Ionia Pte. Ltd.	Singapore

Unicorn Moon Pte. Ltd.	Singapore

Unicorn Ross Pte. Ltd.	Singapore

Unicorn Sun Pte. Ltd.	Singapore

Unicorn Tankers International Ltd	British Virgin Islands

Unicorn Tankships (428) Ltd	British Virgin Islands

(1) Excludes 11 dormant or otherwise inactive subsidiaries, four of which are incorporated in the British Virgin Islands (of which three have Unicorn Tankers International Ltd as the parent company), six of which are incorporated in Singapore and one of which is incorporated in the Isle of Man.